November 16, 2018

Glenn Miles

RE: Employment Agreement with Cancer Genetics, Inc.

Dear Glenn,

On behalf of Cancer Genetics, Inc. (“CGI or the Company”), I would like to take the opportunity to offer you the full-time position of Chief Financial Officer, effective November 26, 2018, reporting to Jay Roberts, CEO. Your employment agreement will be under the following terms:

Salary - $11,538.46 bi-weekly (26 Pay periods per year), or $300,000.00 annualized, subject to the approval of our Compensation Committee.

Terms – The employment contract shall begin on the effective date stated above, for a twelve-month period, and will automatically extend for one year periods unless terminated by giving you a 60 day notice prior to the expiration of the agreement, or as otherwise agreed upon.

Bonus - You will have the opportunity to earn additional compensation based on our bonus program with an annual target of up to 30% of your annual base pay to be paid pro-rata for 2018 and 2019. The bonus will be paid out based on the condition that the agreed upon performance goals are met.

Equity Compensation – The Company will award you Restricted Stock Options which will begin vesting after one year of Board Approval and vest in equal monthly increments over 48 months. You will receive 100,000 in Stock Options, and subject to formal approval by the Board of Directors.

Benefits - Eligibility for participation in health, dental, vision, life insurance, and disabilities coverage, as well as participation in the company 401(K) retirement plan, is the first of the month following your date of hire.

PTO and Company Holidays - You will be eligible to accrue Paid Time Off (PTO) equivalent of 18 days for full calendar year. Additional information may be found in the PTO Policy, which you will receive during your boarding process.

Cancer Genetics provides 6 Company-paid holidays and 1 Floating Holiday per quarter in 2018.

Separation Pay - In the event that your employment with the Company is terminated at the Company’s option, you will be entitled to 6 months of severance or separation pay. For purposes of clarification, a termination at the Company’s option, at any time, due to your failure to substantially perform the duties of the position of Chief Financial Officer, shall not entitle you to a severance or separation payment.

Professional Development – Cancer Genetics, Inc. is dedicated to our core values of knowledge and innovation and towards building a Company that is aware and utilizes industry best practices. To ensure the Company’s industry position we are committed to the professional development of our colleagues and executive management. You will be expected to maintain your Certified Public Accountant (CPA) licensing, for which the associated costs will be reimbursed to you by the Company. You will be expected to monitor, measure, and manage industry best practices through professional associations and industry conferences and apply key best-practices to the CGI business and to your team’s knowledge base and processes.

201 Route 17 North, 2nd Floor, Rutherford, NJ 07070

www.cancergenetics.com

Your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time. We recognize that you retain the option, as does the Company, to end the employment relationship at any time for any lawful reason or no reason, with or without notice. Your status as an at-will employee cannot be changed or modified except in a written agreement signed by you and the Company’s CEO.

Your employment is contingent upon a positive background review and employment history screening typical for a position at CGI. Upon your acceptance of this offer, you will be provided with the Company’s Employment Manual and the Code of Business Conduct and Ethics. Your employment is also contingent upon the return of your signed acknowledgement of receipt of these documents, and agreement to the terms in both of these documents which are incorporated by reference herein.

On your first day, you will be completing employment forms, please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes.

I am genuinely excited about you joining our team, and expect that Cancer Genetics will be greatly strengthened as a result of your contributions. If you have any questions about this offer letter, please feel free to contact me.

If the above terms and statements meet with your approval, please sign this letter in the spaces provided below to reflect your acceptance.

Sincerely,

John A. Roberts

Chief Executive Officer

Offer Acceptance:

I have read this offer of employment, understand it, and accept the offer on these terms. I understand that my employment is contingent upon receiving acceptable verification of required pre-employment screening, in addition to the requirements listed above. This offer of employment expires on November 16, 2018.

/s/ Glenn Miles
Glenn Miles

201 Route 17 North, 2nd Floor, Rutherford, NJ 07070

www.cancergenetics.com